NVH I LP
(a Cayman Islands exempted limited partnership)
Consolidated Financial Statements
For the period January 1, 2011
through June 30, 2011

NVH I LP
(a Cayman Islands exempted limited partnership)
Index
June 30, 2011

Page(s)

Report of Independent Auditors 1

Consolidated Financial Statements

Consolidated Statement of Assets, Liabilities and Partners’ Capital 2

Consolidated Condensed Schedule of Investments 3–6

Consolidated Statement of Operations 7

Consolidated Statement of Changes in Partners’ Capital 8

Consolidated Statement of Cash Flows 9

Notes to Consolidated Financial Statements 10–23

Report of Independent Auditors

To the Partners of NVH I LP
(a Cayman Islands exempted limited partnership)

In our opinion, the accompanying consolidated statement of assets, liabilities and partners’ capital, including the consolidated condensed schedule of investments, and the related consolidated statements of operations, of changes in partners’ capital and of cash flows present fairly, in all material respects, the financial position of NVH I LP and its subsidiaries at June 30, 2011, and the results of their operations, the changes in their partners’ capital and their cash flows for the period January 1, 2011 through June 30, 2011, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the General Partner.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these financial statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the General Partner, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

September 23, 2011

NVH I LP
(a Cayman Islands exempted limited partnership)
Consolidated Statement of Assets, Liabilities and Partners' Capital
June 30, 2011

(in U.S. dollars)

Assets
Investments in securities, at fair value (cost $1,061,838,783)	$1,342,407,719
Cash and cash equivalents	119,331,649
Foreign cash (cost $58,601,839)	58,885,352
Due from broker	41,716,495
Receivable for investments sold	11,680,714
Unrealized appreciation on equity access products, at fair value	7,322,500
Dividends receivable	3,471,223
Total assets	$1,584,815,652
Liabilities and Partners' Capital
Liabilities
Investment in securities sold short, at fair value (proceeds $357,500)	$17,259
Capital withdrawals payable	13,890,684
Payable for investments purchased	12,282,930
Contributions received in advance	2,625,000
Accounts payable and accrued expenses	459,264
Net unrealized depreciation on forward foreign currency contracts, at fair value	199,394
Total liabilities	29,474,531

Commitments and Contingencies (Note 9)

Partners' Capital
General partner	1,000
Limited partners	1,555,340,121
Total partners' capital	1,555,341,121
Total liabilities and partners' capital	$1,584,815,652

The accompanying notes are an integral part of these consolidated financial statements.

NVH I LP
(a Cayman Islands exempted limited partnership)
Consolidated Condensed Schedule of Investments
June 30, 2011

(in U.S. dollars)		Fair Value as a
		Percent of
	Fair	Total Partners'
Description	Value	Capital
Investment in Securities
Listed Common Stocks
India
Financial Services	$225,920,978	14.54%
Diversified	95,035,054	6.11%
Software	72,600,987	4.67%
Consumer Products	58,932,966	3.79%
Pharmaceuticals	52,266,103	3.36%
Telecom	50,876,419	3.27%
Construction	41,596,172	2.67%
Automobiles	38,704,398	2.49%
Energy	37,693,896	2.42%
Chemicals, Agro	37,634,379	2.42%
Materials	37,077,798	2.38%
Real Estate	28,154,990	1.81%
Logistics	22,871,535	1.47%
Information Technology	21,158,390	1.36%
Infrastructure	20,684,412	1.33%
Food, Beverage	13,728,739	0.88%
Textile	10,494,456	0.67%
Consumer Discretionary	9,067,604	0.58%
Auto Ancilliaries	6,753,853	0.43%
Hotel	5,029,428	0.32%
Others	13,352,963	0.86%
Total India listed common stocks (Cost $721,034,619)	899,635,520	57.83%
Indonesia
Financial Services	19,979,208	1.28%
Total Indonesia listed common stocks (Cost $20,003,714)	19,979,208	1.28%
United States of America
Financial Services	7,628,427	0.49%
Food, Beverage	4,206,131	0.27%
Total United States of America listed common stocks
(Cost $11,356,574)	11,834,558	0.76%
United Kingdom
Real Estate	120,795	0.01%
Total United Kingdom listed common stocks (Cost $291,018)	120,795	0.01%
Total listed common stocks (Cost $752,685,925)	931,570,081	59.88%

The accompanying notes are an integral part of these consolidated financial statements.

		Fair Value as a
		Percent of
	Fair	Total Partners'
Options Purchased	Value	Capital
India
Currency	$43,738	0.00%
Index	74,276	0.00%
Total India options purchased (Cost $850,103)	118,014	0.00%
United States of America
Commodities	397,570	0.03%
Total United States of America options purchased (Cost $834,150)	397,570	0.03%
Total options purchased (Cost $1,684,253)	515,584	0.03%
Private Investments
India
Non-Listed Common Stocks
Construction	28,549,699	1.84%
Hotel	26,980,458	1.73%
Commercial Services	11,047,654	0.71%
Financial Services	10,235,226	0.66%
Capital Goods	5,998,745	0.39%
Software	3,567,523	0.23%
Total India non-listed common stocks (Cost $75,484,624)	86,379,305	5.56%
Listed Common Stocks (carried at exchange price)
Financial Services	19,117,325	1.23%
Automobiles	7,864,523	0.51%
Textile	3,617,474	0.23%
Total India listed common stocks (Cost $31,703,998)	30,599,322	1.97%
Real Estate
Silver Holdings Mauritius Limited, Various Cities, India	64,352,023	4.15%
Khajrana Ganesh (Carton) Limited, Gurgaon, India	55,810,956	3.59%
NV Developers Private Limited, Thane, India	41,186,244	2.65%
NV Realty Private Limited, Pune, India	40,142,824	2.58%
Carwel Estates Limited, Chennai, India	26,808,326	1.72%
Other	55,673,308	3.58%
Total India real estate (Cost $190,792,629)	283,973,681	18.27%

The accompanying notes are an integral part of these consolidated financial statements.

			Fair Value as a
			Percent of
Private Investments, continued		Fair	Total Partners'
Investment Fund		Value	Capital
India
Real Estate		$5,772,300	0.37%
	Total India investment fund (Cost $6,017,750)	5,772,300	0.37%

Malaysia
Diversified		3,597,446	0.23%
	Total Malaysia investment fund (Cost $3,469,604)	3,597,446	0.23%
	Total private investments (Cost $307,468,605)	410,322,054	26.40%
	Total investments in securities (Cost $1,061,838,783)	$1,342,407,719	86.31%

Investments in Securities Sold Short
Options Written
United States of America
Commodities		$(12,450)	0.00%
	Total United States of America options written (Proceeds $332,000)	(12,450)	0.00%
India
Currency		(4,809)	0.00%
	Total India options written (Proceeds $25,500)	(4,809)	0.00%
	Total options written (Proceeds $357,500)	(17,259)	(0.00)%
	Total investment in securities sold short (Proceeds $357,500)	$(17,259)	(0.00)%

The accompanying notes are an integral part of these consolidated financial statements.

			Fair Value as a
			Percent of
		Fair	Total Partners'
		Value	Capital

		Unrealized
Equity Access Products (a) (b)		Appreciation
India
Diversified		$7,322,500	0.47%
	Total unrealized appreciation on India equity access products	$7,322,500	0.47%
Forward Foreign Currency Contracts ((0.01%) of partners' capital) (b)
Amount in
Indian			Unrealized
Rupees	Description	Maturities	Appreciation
1,355,700,000	US Dollar sold in exchange for Indian Rupee	July 2011	$(199,394)
	Net unrealized depreciation on forward
	foreign currency contracts		$(199,394)

Futures Contracts (b)			Unrealized
Number of	Description	Maturities	Appreciation
Contracts			(Depreciation)
		July 2011 -
18	Various	September 2011	$-

(a)	Equity access products are collateralized as discussed in Note 2. The Master Fund's agreement with its
	counterparties are generally for multi-year durations.
(b)	Derivative contracts may increase or decrease the Master Fund's economic exposure to individual
	issuers, industry or market developments in addition to the amounts shown as unrealized
	appreciation/depreciation.

		Fair Value of
		Positions as a
		Percent of
Industry Concentration of Investments in Securities and Equity		Total Partners'
Access Products greater than 5% of Total Partners' Capital		Capital
Real Estate		20.45%
Financial Services		18.43%
Diversified		6.58%

Country Concentration of Investments in Securities and Equity
Access Products greater than 5% of Total Partners' Capital
India		84.47%

The accompanying notes are an integral part of these consolidated financial statements.

NVH I LP
(a Cayman Islands exempted limited partnership)
Consolidated Statement of Operations
For the Period January 1, 2011 through June 30, 2011

(in U.S. dollars)

Investment income
Dividends (net of withholding taxes of $73,658)	$6,832,485
Interest	11,089
Total investment income	6,843,574

Expenses
Management fees	10,909,574
Professional fees	1,535,559
Other	120,546
Total expenses	12,565,679
Net investment loss	(5,722,105)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on
Investments in securities	27,351,557
Investments in securities sold short	(46,933)
Derivative transactions (including equity access products and futures contracts)	(5,071,615)
Foreign currency transactions (including forward foreign currency contracts)	(1,259,103)
Net realized gain	20,973,906
Net change in unrealized appreciation (depreciation) on
Investments in securities	(136,262,399)
Investments in securities sold short	400,016
Derivative transactions (including equity access products and futures contracts)	(8,085,532)
Foreign currency transactions (including forward foreign currency contracts)	(1,313,614)
Net change in unrealized depreciation	(145,261,529)
Net realized and unrealized loss on investments	(124,287,623)
Net decrease in partners' capital resulting from operations	$(130,009,728)

The accompanying notes are an integral part of these consolidated financial statements.

NVH I LP
(a Cayman Islands exempted limited partnership)
Consolidated Statement of Changes in Partners' Capital
For the Period January 1, 2011 through June 30, 2011

(in U.S. dollars)

	General	Limited
	Partner	Partners	Total
Partners' capital, January 1, 2011	$1,000	$1,680,084,456	$1,680,085,456
Capital contributions	-	23,300,000	23,300,000
Capital withdrawals	-	(13,759,491)	(13,759,491)
Deemed distributions	-	(4,275,116)	(4,275,116)
Pro-rata allocation of net decrease in partners'
capital resulting from operations	-	(130,009,728)	(130,009,728)
Partners' capital, June 30, 2011	$1,000	$1,555,340,121	$1,555,341,121

The accompanying notes are an integral part of these consolidated financial statements.

NVH I LP
(a Cayman Islands exempted limited partnership)
Consolidated Statement of Cash Flows
For the Period January 1, 2011 through June 30, 2011

(in U.S.dollars)

Cash flows from operating activities
Net decrease in partners' capital resulting from operations	$(130,009,728)
Adjustments to reconcile net decrease in partners' capital resulting from operations to net cash provided by operating activities:
Purchase of securities and equity access products	(851,236,935)
Payments to cover securities sold short	(676,973)
Proceeds from sales of securities and equity access products	959,189,123
Proceeds from securities sold short	4,252,627
Payments from closeouts of future contracts	(5,318,650)
Payments on forward foreign currency contracts	(1,259,103)
Increase in operating assets:
Due from broker	(16,409,034)
Dividends receivable	(3,362,427)
Decrease in operating liabilities:
Due to broker	(1,330,388)
Accounts payable and accrued expenses	(324,256)
Net change in unrealized appreciation on investments in securities and derivatives transactions	144,347,931
Net change in unrealized depreciation on investments in securities sold short	(400,016)
Net change in unrealized depreciation on foreign currency
(including forward foreign currency contracts)	726,497
Net realized gain on investments in securities and derivatives transactions	(22,279,942)
Net realized loss on investments in securities sold short	46,933
Net realized loss on foreign currency transactions (including forward currency contracts)	1,259,103
Net cash provided by operating activities	77,214,762
Cash flows from financing activities
Capital contributions, net of change in capital contributions received in advance	25,925,000
Capital withdrawals, net of change in capital withdrawals payable	(306,226,559)
Deemed distributions	(4,275,116)
Net cash used by financing activities	(284,576,675)
Net decrease in cash and cash equivalents	(207,361,913)
Cash and cash equivalents (including foreign cash)
Beginning of period	385,578,914
End of period	$178,217,001

The accompanying notes are an integral part of these consolidated financial statements.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2011

1.Organization

NVH I LP (the “Master Fund”) is a Cayman Islands exempted limited partnership which commenced operations on November 8, 2004.  The Master Fund was governed by its agreement of limited partnership dated January 7, 2006 (the "Partnership Agreement") which was amended and restated on August 1, 2011.

The investment manager of the Master Fund is New Vernon Advisers LP (the “Investment Manager”), a Delaware limited liability partnership.  The Investment Manager is responsible for the investment decisions of the Master Fund and also assists with certain administrative functions.  The General Partner of the Master Fund is New Vernon Management LLC (the “General Partner”), a Delaware limited liability company.  The General Partner manages the business and affairs of the Master Fund and is affiliated with the Investment Manager.

The consolidated financial statements of the Master Fund represent the financial position and results of operations of the Master Fund, its wholly-owned Mauritian subsidiaries: New Vernon India Limited, New Vernon Private Equity Limited and New Vernon Mauritius (collectively, the “Mauritius Companies”) and its wholly-owned Singapore subsidiary, Marjoram Pte. Limited (“Marjoram”).

The Master Fund operates under a “master fund/feeder fund” structure where its limited partners invest substantially all of their assets in the Master Fund.  At June 30, 2011, New Vernon Holdings LP (“Holdings”), New Vernon India Fund LP and New Vernon India Fund II LP held interests in the partners’ capital of the Master Fund of 43.74%, 53.08% and 3.18%, respectively.  Holdings has two limited partners: New Vernon India (Cayman) Fund LP and New Vernon India (Cayman) Fund II LP, which own indirect interests in the partners’ capital of the Master Fund of 17.31% and 21.50%, respectively, at June 30, 2011.

New Vernon India (Cayman) Fund LP, New Vernon India (Cayman) Fund II LP, New Vernon India Fund LP and New Vernon India Fund II LP are collectively called the “Feeder Funds”.  The limited partners of the Feeder Funds are referred to as the “Limited Partners”.

Nature of Investments
The Master Fund’s stated primary investment objective is to seek to earn a risk-adjusted return primarily through investments in a selection of Indian companies, Indian real estate projects and other assets.  Investments are primarily equity or equity related and may be structured either through direct or synthetic ownership.  “Indian Companies” are companies that: (i) are organized under the laws of India; (ii) have securities which are traded principally on any Indian stock exchange or in the Indian over-the-counter market; or (iii) are located outside of India and have the potential to benefit from access to Indian operations, markets, technologies, workforce or other capabilities.  “Indian Real Estate Projects” include the development and management of commercial, industrial and/or residential real estate and hospitality projects located within India.  The Master Fund may also invest up to 15% of total capital commitments of the Limited Partners in securities of issuers organized, having their principal place of business, or principal trading market in Hong Kong, Indonesia, Malaysia, Singapore, South Korea, Taiwan, Thailand, Japan, Sri Lanka, Pakistan, People’s Republic of China, Bangladesh, Vietnam or the Philippines as well as emerging market countries throughout Asia and elsewhere.

The Master Fund may also invest in other special investment opportunities.  Additionally, the Master Fund is authorized to use various investment strategies (across instruments, including but not restricted to, currency forwards, futures, options and other financial instruments) to seek to manage various market risks.  The Master Fund may also, from time to time, sell securities short without limitation.

The General Partner may designate up to 40% of total capital commitments of the Limited Partners as "Designated Investments" (termed “Private investments” in the consolidated condensed schedule of investments) because they will be, in the view of the General Partner, long term, illiquid or without a readily ascertainable market value.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2011

2.Summary of Significant Accounting Policies

The following is a summary of the significant accounting policies followed by the Master Fund in the preparation of its consolidated financial statements.  The policies are in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements.  In particular, estimates are made relating to the fair value of securities (including Private Investments) and derivatives.  Actual results could differ from those estimates and such differences could be material to the Master Fund's financial statements.

Consolidation
The Master Fund consolidates its wholly-owned subsidiaries.  Intercompany accounts and transactions have been eliminated.

Investment Transactions
Investment and contractual transactions are recorded on a trade/contract date basis.  Realized gains and losses on security transactions are determined on the specific identification cost basis.

Investment Valuation
In general, when investments are listed on an established securities exchange or traded in the over-the-counter market (“OTC”), the Master Fund will value them at their last available public sale price.  Investments in investment funds will be valued at the fair value reported by such investment fund which the General Partner believes represents fair value.  At June 30, 2011, the Master Fund held $49,470,851 of listed common stocks where the Master Fund's holdings relative to the average daily trading volume of these common stocks or underlying common stocks was 20 days or greater.

At June 30, 2011, $30,599,322 of investments consists of securities included in Designated Investments which are valued at the last available public sale price.

At June 30, 2011, there were two investments in investment funds which were fair valued at the net asset value reported by such investment funds.  Investments in investment funds includes a private equity fund investing in real estate opportunities in India, with a fair value of $5,772,300, and a private equity fund investing in opportunities in Malaysia and other emerging markets, with a fair value of $3,597,446.  The investments in private equity funds cannot be redeemed.  Distributions from each fund will be received as the underlying investments of the funds are liquidated with estimated liquidation of the underlying investments ranging from six to eight years.

The Master Fund enters into equity access products.  Equity access products are OTC contracts that are valued at contractual terms based upon the last available public sale price of the underlying listed common stock.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2011

The Master Fund also invests in index products.  Index products are fully-paid depository type instruments valued at contractual terms based upon the last available public sale price of the underlying listed common stock.

The Master Fund may buy or write put and call options through listed exchanges and the OTC market.  The buyer of an option has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specified quantity of a specified security or currency at a specified price prior to or on a specified expiration date.  The writer of an option is exposed to the risk of loss if the market price of the underlying securities or currencies decreases (in the case of a put option) or increases (in the case of a call option).  The writer of an option can never profit more than the premium paid by the buyer but can lose an unlimited amount in the case of a written call option and can lose the difference between the strike price and zero in the case of a written put option.

Premiums received from writing options are recorded as liabilities.  If the value of a written option exceeds the premiums received, the excess is treated as an unrealized loss.  Conversely, if a premium exceeds the value, the excess, to the extent of premiums received, is treated as an unrealized gain.  When a written option expires on its stipulated expiration date or when the closing transaction is entered into, the related liability is extinguished and the Master Fund realizes a gain (or loss if the cost of the closing transaction exceeds the premium received when the option was written).  When an option is purchased, an amount equal to the premium paid is recorded as an investment and subsequently adjusted to the current value.  If the value of a purchased option exceeds the premium paid, the excess is treated as an unrealized gain.  Conversely, if the premium exceeds the value, the excess, to the extent of premiums paid, is treated as an unrealized loss.  When a purchased option expires on its stipulated expiration date or when a closing transaction is entered into, the premium paid on the purchase of the option is treated by the Master Fund as a realized loss.

Options listed on a national securities exchange are fair valued at their last available public sale price.  Investments in OTC option contracts are fair valued using one or more indicative quotations from financial institutions.

Forward foreign currency contracts are fair valued using forward rates obtained from recognized market information providers.  Futures contracts are traded on exchanges and are fair valued at their last available sale price.

Designated Investments are stated at fair value as determined in good faith by the General Partner (in consultation with the Investment Manager and where deemed appropriate by the Investment Manager,  receipt of third party prepared appraisals).  At June 30, 2011, there were 24 Designated Investments with an aggregate fair value of $410,322,054.  The largest individual Designated Investment at June 30, 2011 had a fair value of $64,352,023.  Generally the General Partner (in consultation with the Investment Manager and where deemed appropriate by the Investment Manager, upon receipt of third party prepared appraisals) will initially value such investments at cost which the General Partner believes is representative of fair value (excluding Designated Investments of $30,599,322 fair valued at their last available public sale price)  and will adjust the fair values to reflect meaningful third-party transactions in the private equity market, a significant change in the financial condition or operating performance of the investment, or other pertinent developments that otherwise warrant a change in the fair valuation of the investment.  Level 3 investments include investments in funds, private equity and real estate investments.  When observable prices are not available for these investments, the General Partner uses one or more valuation techniques for which sufficient and reliable data is available.  Valuation techniques for private equity investments include utilizing multiples derived from peer company comparable data or relevant market indices.  Factors considered in fair valuing individual investments include, without limitation, available market prices, type of security, purchase price, purchases of the same or similar securities by other investors, marketability, restrictions on disposition, yield-to-maturity, current financial position and operating results and other pertinent information.  Real estate investments are fair valued considering various market, income and cost approaches.  Valuation techniques include direct capitalization methods utilizing expected revenue and market-based capitalization rates as well as present value methods discounting expected future cash flows utilizing market-based discount rates.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2011

Notwithstanding the foregoing, if in the reasonable judgment of the General Partner (in consultation with the Investment Manager), in its sole discretion, the price for an investment held by the Master Fund does not represent the fair value of such security or where price quotations are not readily available or where prices received are not deemed appropriate, such investment shall be valued at fair value as determined by the General Partner (in consultation with the Investment Manager).

Although the General Partner (in consultation with the Investment Manager and receipt of third party prepared appraisals) uses its best judgment in estimating the fair value of investments, there are inherent limitations in any estimation technique.  The fair value estimates presented herein are not necessarily the amount that the Master Fund could realize in a current transaction.  Future confirming events will also affect the estimates of fair value and the effect of such events on the estimates of fair value, including the ultimate liquidation of investments, could be material to the consolidated financial statements.  At June 30, 2011, total securities at level 3 fair valued by the General Partner (in consultation with the Investment Manager) were $379,722,732 and represented 24.41% of total partners’ capital.  In addition, at June 30, 2011, $49,470,851 of listed common stocks representing 3.18% of total partners’ capital, respectively, consisted of holdings of 20 days or greater relative to the average daily trading volume of such common stocks or underlying common stocks.

Authoritative guidance on fair value measurements and disclosures established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy gives the highest priority to level 1 measurements, which include unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets and liabilities.  The next priority is given to level 2 measurements, which include quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly.  The lowest priority is given to level 3 measurements, which includes prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported with little or no market activity).

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2011

The following table sets forth the Master Fund’s investments by level within the fair value hierarchy at June 30, 2011:

	Level 1	Level 2	Level 3	Total

Investments in securities:
Listed common stocks	$931,570,081	$-	$-	$931,570,081
Options purchased	74,276	441,308	-	515,584
Private investments:
Non-listed common stocks	-	-	86,379,305	86,379,305
Listed common stocks	30,599,322	-	-	30,599,322
Real estate	-	-	283,973,681	283,973,681
Investment funds	-	-	9,369,746	9,369,746
	962,243,679	441,308	379,722,732	1,342,407,719
Investments sold short:
Options written	-	(17,259)	-	(17,259)
	-	(17,259)	-	(17,259)
Unrealized appreciation on equity access products	-	7,322,500	-	7,322,500
Net unrealized depreciation on forward currency contracts	-	(199,394)	-	(199,394)
Total	$962,243,679	$7,547,155	$379,722,732	$1,349,513,566

Cash equivalents - money market fund	$23,641,163

The following table sets forth a summary of changes in the fair value of the Master Fund’s level 3 investments for the period January 1, 2011 through June 30, 2011:

	Investments in Securities
		Private Investments
	Investment Fund	Non-Listed Common Stocks	Real Estate	Investment Funds	Totals

Balance, beginning of period	$2,275,376	$98,285,974	$278,667,033	$9,948,961	$389,177,344
Purchases	-	-	15,000	-	15,000
Dispositions	(2,203,264)	-	-	(1,948,978)	(4,152,242)
Net realized losses on investments in securities	203,264	-	-	1,003,158	1,206,422
Net change in unrealized appreciation (depreciation) on investments in securities	(275,376)	(11,906,669)	5,291,648	366,605	(6,523,792)
Transfers in (a)	-	-	-	-	-
Transfers out (a)	-	-	-	-	-
Balance, end of period	$-	$86,379,305	$283,973,681	$9,369,746	$379,722,732

Net change in unrealized appreciation (depreciation) from investments still held at the end of the period	$-	$(11,906,669)	$5,291,648	$1,369,763	$(5,245,258)
Total	$-	$(11,906,669)	$5,291,648	$1,369,763	$(5,245,258)

(a)             The Master Fund's policy is to recognize transfers in/out at the effective date of the transfer.

All net realized and unrealized gains (losses) in the table above are reflected in the accompanying consolidated statement of operations.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2011

The Master Fund transacts in a variety of derivative instruments including options, equity access products and forward foreign currency contracts for trading purposes with each instrument’s primary risk exposure being market and foreign exchange risk.

The following table sets forth the Master Fund’s fair value of derivative instruments at June 30, 2011 as presented in the consolidated statement of assets, liabilities and partners’ capital:

	Notional or Contractual Amount	Fair Value
Investments in securities:
Options purchased:
Currency contracts	$25,000,000	$43,738
Commodities contracts	8,000,000	397,570
Index contracts	45,000,000	74,276
		515,584
Futures purchased: Equity contracts	8,000,000	-
Unrealized appreciation on equity access
products:
Equity contracts	5,000,000	7,322,500
Net unrealized depreciation on forward
foreign currency contracts:
Forward foreign currency contracts	(30,000,000)	(199,394)
Investments sold short:
Options written:
Currency contracts	(10,000,000)	(4,809)
Commodities contracts	(12,000,000)	(12,450)
		(17,259)
Futures written: Equity contracts	(2,000,000)	-
Net derivatives		$7,621,431

The Master Fund’s activity in the above derivative instruments for the period January 1, 2011 through June 30, 2011 was below or approximately at the notional or contractual amounts shown.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2011

The following table sets forth the Master Fund’s realized and unrealized gain (loss) on derivative instruments for the period January 1, 2011 through June 30, 2011 as presented in the consolidated statement of operations:

	Net Realized Gain (Loss)		Net Change in Unrealized Appreciation (Depreciation)

Net realized gain (loss) on derivative transactions:		Net change in unrealized appreciation (depreciation) on derivative transactions:
Options purchased:		Options purchased:
Equity contracts	$(2,425,339)	Equity contracts	$168,328
Index contracts	(2,025,187)	Index contracts	(1,437)
Currency contracts	(475,516)	Currency contracts	(240,145)
Commodity contracts	176,767	Commodity contracts	(145,250)
Futures contracts:		Futures contracts:
Equity contracts	(5,448,598)	Equity contracts	-
Equity access products	2,718,181	Equity access products	(7,467,012)
Options written:		Options written:
Equity contracts	1,336,689	Equity contracts	-
Index contracts	850,321	Index contracts	(263,352)
Currency contracts	307,500	Currency contracts	(176,504)
Commodity contracts	(86,433)	Commodity contracts	39,840
Net realized gain (loss) on foreign currency transactions:		Net change in unrealized (appreciation) depreciation on foreign currency transactions:
Forward foreign exchange contracts	(1,207,355)	Forward foreign exchange contracts	(726,497)

	$(6,278,970)		$(8,812,029)

Income and Expense Recognition
Interest income is recorded on an accrual basis.  Dividend income is recognized on the ex-dividend date net of any withholding tax.  Other operating expenses are recorded on an accrual basis as incurred.  Expenses incurred in connection with the purchase of Designated Investments are included as a component of each of the investment's cost.

Income Taxes
No provision has been made in the accompanying financial statements for U.S. income taxes.  The Master Fund is not subject to such taxes; individual partners may be taxed on their proportionate share of the Master Fund’s income based on their individual circumstances.

The Master Fund is a Cayman Islands exempted limited partnership. Under the current laws of the Cayman Islands, there is no income, estate, transfer, sales or other taxes payable by the Master Fund.  The Master Fund trades stocks and securities for its own account and, as such, is generally not subject to U.S. tax on such earnings (other than certain withholding taxes indicated below).  The Investment Manager intends to conduct the business of the Master Fund to the maximum extent practicable so that the Master Fund’s activities do not constitute a U.S. trade or business.  Dividends as well as certain interest and other income received by the Master Fund from sources within the United States may be subject to, and reflected net of, United States withholding tax at the rate of 30%.  Interest, dividend and other income realized by the Master Fund from non-U.S. sources and capital gains realized on the sale of securities of non-U.S. issuers may be subject to withholding and other taxes levied by the jurisdiction in which the income is sourced.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2011

The Master Fund conducts investment activities in India through the Mauritius Companies which are tax residents of Mauritius and expect to obtain benefits under the double taxation treaty between Mauritius and India.  To obtain benefits under the double taxation treaty, the Mauritius Companies must meet certain tests and conditions, including the establishment of Mauritius tax residence and related requirements.  The Mauritius Companies have obtained certificates from the Mauritian authorities that they are residents of Mauritius.  Under the tax treaty a tax resident of Mauritius that has no permanent establishment in India will not be subject to tax on gains or profits in India on the sale of securities or tax on dividends paid by Indian companies.  Management believes that the Mauritius Companies qualify to obtain the benefits of the tax treaty and, accordingly, no provision for Indian income taxes has been made in the consolidated financial statements of the Master Fund.

Marjoram is a tax resident of Singapore and expects to obtain benefits under Singapore’s tax exemption for resident funds.  To obtain these benefits, Marjoram must meet certain tests and conditions, including the establishment as a Singapore tax resident and other related requirements.  Marjoram’s application as a resident fund has been approved by the Singaporean authorities.  Under the tax exemption for resident fund scheme, investment income such as profits, gains, dividends and interest from specified investments is exempt from Singapore tax.  Management believes that Marjoram qualifies to obtain the benefit of the tax exemption for resident funds and, accordingly, no provision for Singaporean income taxes has been made in the consolidated financial statements of the Master Fund.

The Master Fund files U.S. Federal income tax returns as well as returns in certain foreign jurisdictions.  With few exceptions, the Master Fund is no longer subject to income tax examinations by tax authorities for years before 2007.  There are currently no examinations being conducted of the Master Fund by the Internal Revenue Service or any other taxing authority.

The Master Fund follows the authoritative guidance for uncertainty in income taxes which requires the General Partner to determine whether a tax position of the Master Fund is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation by the applicable taxing authority, based on the technical merits of the position.  The tax benefits to be recognized are measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement which could result in the Master Fund recording a tax liability that would reduce partners’ capital.  The Master Fund did not have any unrecognized tax benefits resulting from tax positions related to either the period January 1, 1011 through June 30, 2011 or prior periods.  The General Partner does not expect any change in unrecognized tax benefits within the next year.

Cash and Cash Equivalents
Cash and cash equivalents include cash held on deposit and short-term investments with an original maturity of three months or less.  Cash equivalents are recorded at cost plus accrued interest which approximates fair value.  Additional information on cash receipts and payments is presented in the consolidated statement of cash flows.  The Master Fund maintains its cash balances with one or more financial institutions.

Foreign Currency Translation
The books and records of the Master Fund are maintained in U.S. dollars.  The fair value of investments and other assets and liabilities are translated at the prevailing exchange rates at the end of the period.  Purchases, sales, income and expenses are translated at the exchange rates prevailing on the respective dates of such transactions.  Net realized gain or loss on foreign currency transactions arises from the close out of forward foreign currency contracts and from currency gains or losses realized on non investment related assets and liabilities.  Net change in unrealized appreciation or depreciation on foreign currency arises from changes in the values of assets and liabilities, other than investments, resulting from changes in exchange rates and forward foreign currency contracts.  The Master Fund does not isolate the portion of realized and unrealized gain or loss on investments arising as a result of changes in foreign exchange rates on investments from the fluctuations arising from changes in the fair value of investments.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2011

Foreign Currency Contracts
The Master Fund may enter into forward and spot foreign currency contracts.  A forward foreign currency contract is an agreement to buy or sell currencies of different countries on a specified future date at a specified rate.

The fair value of the contract will fluctuate with changes in currency exchange rates.  Contracts are fair valued at the current forward rates obtained from recognized market information providers, and the change in the fair value is recorded by the Master Fund as unrealized appreciation or depreciation of foreign currency contracts.  Realized gains or losses equal to the difference between the fair value of the contract at the time it was opened and the fair value at the time it was closed are recorded upon delivery or receipt of the currency or, if a foreign currency contract is offset by entering into another foreign currency contract with the same broker, upon settlement of the net gain or loss.  Unrealized gains and losses are reported as assets or liabilities.

Equity Access Products
The Master Fund enters into equity access products which are leveraged equity positions.  The leverage inherent in these instruments is provided by counterparties.  At June 30, 2011, the aggregate leverage amounted to approximately $5,000,000 and the collateral deposited with a counterparty amounted to approximately $8,500,000.  Interest earned on equity access product collateral is recorded as interest income.  Expenses on the financing underlying the equity access products are recorded as part of realized and unrealized gain or loss on investments.  A realized gain or loss is recorded upon termination of an equity access product.  Unrealized gains and losses are reported as assets or liabilities.

Index Products
The Master Fund enters into index products which are fully-paid depository type instruments provided by counterparties.  The performance for index products is recorded as part of realized or unrealized gain or loss on investments.

Futures Contracts
The Master Fund may enter into security index, financial and commodity futures contracts.  Upon entering into a futures contract, the Master Fund is required to deposit an amount equal to a certain percentage of the contract value.  On a daily basis and on the expiration date, payments are made or received by the Master Fund reflecting the aggregate change in the fair value of the contract.  Upon the closing of a contract, the Master Fund will recognize a realized gain or loss.

Margin Deposits with Brokers
Margin deposits held with the Master Fund’s brokers earn interest at a negotiated rate and are pledged as collateral for equity access products, forward foreign currency contracts and securities sold short.  At June 30, 2011, broker margin deposits were approximately $41,700,000 and are reflected in the consolidated statement of assets, liabilities and partners’ capital in due from broker.

Netting of Derivatives
The Master Fund nets unrealized gains and losses by counterparty and product type on the consolidated statement of assets, liabilities and partners' capital.

Financial Instruments
All assets and liabilities classified as financial instruments are reported at fair value.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2011

Capital Contributions and Withdrawals
Capital contributions are recognized when received.  Withdrawals are recognized as liabilities when amounts requested in the withdrawal notice become fixed, which generally occurs on the last day of a fiscal period.  As a result, withdrawals paid after the end of the period, but based upon period-end partners’ capital values, are reflected as capital withdrawals payable at the end of the period.  Withdrawal notices received for which the dollar is not fixed remain in capital until the partners’ capital value used to determine the withdrawals amounts are determined.

3.Related Party Transactions

Certain Limited Partners of the Feeder Funds are affiliated with the Investment Manager or the General Partner.  At June 30, 2011, such affiliated Limited Partners had aggregate capital balances of approximately $100,900,000 with total capital contributed and committed amounting to $42,100,000.  In addition, at June 30, 2011, the General Partner had aggregate capital balances in the Feeder Funds of approximately $174,800,000.

4.Management Fees

The Mauritius Companies and Marjoram pay the Investment Manager and its wholly-owned subsidiaries a management fee on a quarterly basis of such an amount as may be mutually agreed and subject to reasonable adjustments.  The management fees paid by the Mauritius Companies and Marjoram are reflected in these consolidated financial statements as management fee expense which was $10,909,574 for the period January 1, 2011 through June 30, 2011.

5.Incentive Allocation

No General Partner incentive allocations are made at the Master Fund level.  Such allocations are made at the Holdings, New Vernon India Fund LP and New Vernon India Fund II LP levels.

6.Administrator

The Master Fund entered into an administration agreement with Citi Hedge Fund Services (Cayman), Ltd. (the “Administrator”).  Subject to the General Partner’s supervision, the Administrator handles among other things, processing capital transactions, monthly and quarterly procedures and functions specified in the agreement.  The Master Fund pays the Administrator a fee for these services, approximately $150,000 for the period January 1, 2011 through June 30, 2011, which is included in professional fees in the consolidated statement of operations.

7.Partners’ Capital

Capital Contributions and Withdrawals
The Master Fund accepts contributions and withdrawals from the Feeder Funds quarterly or at such other times as the General Partner decides.

From inception through June 30, 2011, the Limited Partners had total capital commitments of $1,324,900,000, of which $1,324,900,000 has been contributed to the Feeder Funds, and total withdrawals of approximately $634,600,000.

Capital withdrawals payable in the consolidated statement of assets, liabilities and partners’ capital represent capital withdrawals effective June 30, 2011.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2011

Allocation of Net Profits and Net Losses
The net profits and net losses of the Master Fund are allocated to Holdings and the Feeder Funds in proportion to relative capital interests on a quarterly basis and at such other times when capital transactions occur.  The General Partner does not receive an allocation of net profit or net loss at the Master Fund level.

For the period January 1, 2011 through June 30, 2011, all expenses were recorded by the Master Fund and allocated to Holdings and the Feeder Funds based on their proportionate share of the Master Fund, except for direct management fees charged to the Feeder Funds.

The Master Fund pays management fees to the Investment Manager on behalf of Holdings, New Vernon India Fund LP and New Vernon India Fund II LP.  For the period January 1, 2011 through June 30, 2011, the Master Fund paid $4,275,116 of these management fees.  The payment of such fees on behalf of Holdings, New Vernon India Fund LP and New Vernon India Fund II LP was effected by deemed distributions of an equivalent amount.

Distributions
The Master Fund does not generally intend to pay distributions.  During the period January 1, 2011 through June 30, 2011, there were deemed distributions to Holdings, New Vernon India Fund LP and New Vernon India Fund II LP related to management fees the Master Fund paid on their behalf.

8.Risks

The following summary of certain risk factors is not intended to be a comprehensive summary of all risks inherent in investing in the Master Fund.

An investment in the Master Fund is highly speculative and involves a high degree of risk due to the nature of the Master Fund’s investments and the strategies employed.  There can be no assurance that the investment objectives of the Master Fund will be achieved.

The Master Fund has elements of risk not typically associated with investments in the United States as it is concentrated in India at June 30, 2011.  Such additional risks include, but are not limited to, political or economic conditions in India or the possible imposition of adverse governmental laws or currency exchange restrictions which could cause the securities and their market to be less liquid and prices more volatile than those comparable to the United States.  Indian or Mauritian tax law and the tax treaty between India and Mauritius are subject to change which may have an adverse impact on the Master Fund.  Because certain markets and instruments in which the Master Fund invests are volatile and may be illiquid or the Master Fund’s holdings of listed common stocks relative to the average daily trading volume of these common stocks is significant, the prices which may be realized upon disposition of certain listed common stocks and related equity access products may differ from the Master Fund’s carrying value.  Designated Investments by their nature can be long-term, illiquid, restricted as to their resale or without a readily ascertainable market value.  Such investments can take a significant period of time to reach a state of maturity at which liquidation can be considered.  At June 30, 2011, the fair value of Designated Investments was $379,722,732 (which excludes Designated Investments of $30,599,322 valued at their last available public sale price).  As discussed in Note 2, such fair value may not be ultimately realizable and the difference to the carrying values reported in the consolidated condensed schedule of investments could be material to the consolidated financial statements.  Also discussed in Note 2, equity access products have inherent leverage which magnifies the effect of any underlying security price change on the Master Fund's capital.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2011

Real estate investments are subject to various risk factors.  Generally, real estate investments could be adversely affected by a recession or general economic downturn where the properties are located.  Real estate investment performance is also subject to the success that a particular property manager has in managing the property.

The Master Fund clears substantially all of its securities purchases and sales and maintains its foreign currency positions and forward contracts through and with Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC or CitiGroup the “Prime Brokers and Clearing Agents”, pursuant to clearance agreements.  Substantially all foreign currency, listed and unlisted securities, equity access products, options and forward contracts are maintained with the Prime Brokers and Clearing Agents and may be held by the Prime Brokers and Clearing Agents as collateral.  The Master Fund is subject to credit risk to the extent that the Prime Brokers and Clearing Agents may be unable to fulfill their obligations either to return the Master Fund’s securities and collateral or pay amounts owed.  Collateral requirements for open derivative positions (including equity access products and forward contracts) can change rapidly based on market conditions and can result in additional collateral calls or sales of collateral.

In the normal course of its business, the Master Fund trades various financial instruments and enters into certain investment activities with off-balance sheet risk and/or counterparty credit risk.  These financial instruments include futures, forwards, equity access products, index products, options and short sales.  Each of these financial instruments contains varying degrees of off-balance sheet risk whereby changes in the fair values of the securities underlying the financial instruments may affect the fair value of the contracts and such effects may be in excess of the amounts recognized in the consolidated statement of assets, liabilities and partners’ capital.  Short sales and written call options have unlimited risk.  The contract or notional amounts of these derivative instruments reflects the Master Fund’s extent of involvement in the particular class of financial instruments and does not represent amounts subject to risk of loss.  The Master Fund is exposed to credit risk associated with counterparty nonperformance to the extent of unrealized gains inherent in such contracts at the date of default.

The Master Fund may invest in securities or maintain cash denominated in currencies other than the U.S. dollar.  The Master Fund is exposed to risk that the exchange rate of the U.S. dollar relative to other currencies may change in a manner, which has an adverse affect on the reported value of the Master Fund’s assets and liabilities denominated in currencies other that the U.S. dollar.  The Master Fund has significant exposure to the Indian Rupee at June 30, 2011.

Legal, tax and regulatory changes could occur during the term of the Master Fund that may adversely affect the Master Fund.  The regulatory environment for hedge funds is evolving, and changes in the regulation of hedge funds may adversely affect the fair value of investments held by the Master Fund and the ability of the Master Fund to obtain the leverage it might otherwise obtain or to pursue its trading strategies.  In addition, securities and futures markets are subject to comprehensive statutes, regulations and margin requirements.  Regulators and self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies.  The regulation of derivative transactions and short selling and funds that engage in such transactions is an evolving area of law and is subject to modification by government and judicial actions.  The effect of any future regulatory change on the Master Fund could be substantial and adverse.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2011

The Master Fund incurs counterparty credit risks associated with various products including cash and cash equivalents, margin deposits with brokers, equity access products and index products.  Primary counterparties include Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, CitiGroup and Goldman Sachs.  The Master Fund is subject to credit risk should any of these financial institutions be unable to fulfill their obligations.

Market risk is influenced by the nature of the items included in a particular category of financial instruments and by the relationship among various external factors.

At June 30, 2011, the Master Fund was concentrated in India and the industries listed in the consolidated condensed schedule of investments.

As discussed in Note 1, the Investment Manager provides investment management services to the Master Fund.  The Master Fund could be materially affected by the actions and liquidity of the Investment Manager.

As discussed in Note 1, the Master Fund’s investors are Holdings and the Feeder Funds.  The Master Fund could be materially affected by the actions of Holdings and the Feeder Funds or their underlying investors.  At June 30, 2011, the Feeder Funds had limited partners with individually significant capital balances including New Vernon India (Cayman) Fund LP and New Vernon India Fund II LP which had one limited partner each.

9.Commitments and Contingencies

In the normal course of business, the Master Fund enters into contracts that contain a variety of representations and warranties and which provide general indemnifications.  The Master Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Master Fund that have not yet occurred.  The General Partner expects the risk of loss to be remote.

The Master Fund makes certain commitments to invest in private investments and private equity funds.  Unfunded commitments at June 30, 2011 amounted to approximately $37,800,000 and $11,100,000 to private investments and private equity funds, respectively.

10.Financial Highlights

The following financial highlights are for the period January 1, 2011 through June 30, 2011.  Such results are not predictive of future performance.

Total return (1) (2)  (7.70)%

Ratios to weighted average limited partners’ capital (2)

Net investment loss(0.36)%

Total expenses  0.79%

(1)
Total return is calculated for the limited partners taken as a whole.  Total return is calculated based on the change in partners’ capital (adjusted for the effects of any capital contributions or withdrawals) for the current period only and, therefore does not reflect the history-to-date of the return of the Master Fund.  An individual limited partner’s return may vary from these returns based on such factors as the timing of capital transactions and Holding and Feeder Fund level income and expenses and incentive allocations.

(2)
Not annualized.  The ratios of net investment loss and total expenses to average limited partners’ capital on an annualized basis are (0.72)% and 1.59%, respectively.  These ratios are calculated based on average limited partners’ capital.

NVH I LP
(a Cayman Islands exempted limited partnership)
Notes to Consolidated Financial Statements
June 30, 2011

11.Subsequent Events

For the period July 1, 2011 through September 23, 2011, the Master Fund received total capital contributions of $2,750,000.

The Master Fund has performed an evaluation of subsequent events through September 23, 2011, which is the date the consolidated financial statements were available to be issued, and there were no subsequent events to disclose.